SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__)

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SI-BONE, INC.

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INVITATION TO 2019 ANNUAL MEETING OF STOCKHOLDERS
DATE: Thursday, June 13, 2019
TIME: 10:00 a.m., local time
PLACE: The Offices of Cooley LLP
3175 Hanover Street, Palo Alto, CA 94304

April 30, 2019

Dear Stockholders:

Please join me at the Annual Meeting of Stockholders of SI-BONE, Inc. on June 13, 2019. At the annual meeting, we will ask you to:

(i) elect the Board of Directors’ nominees Timothy E. Davis, Jr., Heyward R. Donigan and Mark J. Foley as directors serving in Class I of the Board of Directors of SI-BONE, each to serve until the next annual meeting in which directors in Class I shall be elected, or until a successor is duly elected and qualified;

(ii) ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019; and

(iii) conduct any other business properly brought before the meeting.

Members of the Board of Directors will also be present.

Whether or not you are able to attend the annual meeting in person, it is important that your shares be represented. We have provided in the accompanying proxy statement instructions on how to vote your shares. Please vote as soon as possible.

Sincerely yours,

/s/ Jeffrey W. Dunn
Jeffrey W. Dunn
Chairman and Chief Executive Officer

SI-BONE, INC.
471 El Camino Real, Suite 101
Santa Clara, California 95050
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 13, 2019
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of SI-BONE, INC., a Delaware corporation. The meeting will be held on Thursday, June 13, 2019 at 10:00 a.m. local time at the offices of Cooley LLP at 3175 Hanover Street, Palo Alto, CA 94304 for the following purposes:
1.    To elect the Board of Director’s three nominees for director to serve until the 2022 Annual Meeting of Stockholders or until their successors are elected and qualified.
2.    To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.
3.    To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is April 15, 2019. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on June 13, 2019 at the offices of Cooley LLP at 3175 Hanover Street, Palo Alto, CA 94304.
The proxy statement and annual report to stockholders
are available at www.proxyvote.com.

By Order of the Board of Directors

/s/ Michael A. Pisetsky
Michael A. Pisetsky
Secretary and General Counsel
Santa Clara, California
April 30, 2019

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

SI-BONE, INC.
471 El Camino Real, Suite 101
Santa Clara, California 95050
PROXY STATEMENT
FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS
June 13, 2019
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
We have sent you these proxy materials because our Board of Directors (the “Board”) is soliciting your proxy to vote at the 2019 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet.
We intend to mail these proxy materials on or about May 7, 2019 to all stockholders of record entitled to vote at the annual meeting.
How do I attend the annual meeting?
The meeting will be held on Thursday, June 13, 2019 at 10:00 a.m. local time at the offices of Cooley LLP at 3175 Hanover Street, Palo Alto, California 94304. Directions to the annual meeting may be found at www.proxyvote.com. Information on how to vote in person at the annual meeting is discussed below.
Who can vote at the annual meeting?
Only stockholders of record at the close of business on April 15, 2019, will be entitled to vote at the annual meeting. On this record date, there were 24,502,484 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on April 15, 2019, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on April 15, 2019, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

What am I voting on?
There are two matters scheduled for a vote:

•	Election of three directors (Proposal No. 1); and

•
Ratification of selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent registered public accounting firm of SI-BONE for its fiscal year ending December 31, 2019 (Proposal No. 2).

What if another matter is properly brought before the meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the ratification of selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent registered public accounting firm of SI-BONE for its fiscal year ending December 31, 2019, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy through the internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•
To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your telephone vote must be received by 11:59 p.m., Eastern Time on June 12, 2019, to be counted.

•
To vote through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your internet vote must be received by 11:59 p.m. Eastern Time on June 12, 2019 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact that organization to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of April 15, 2019.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the annual meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all three nominees for director, and “For” the ratification of selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent registered public accounting firm of SI-BONE for its fiscal year ending December 31, 2019. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, under the rules of the New York Stock Exchange (“NYSE”), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. In this regard, Proposal 1, the election of directors, is considered to be “non-routine” under NYSE rules meaning that your broker may not vote your shares on that proposals in the absence of your voting instructions. However, Proposal 2 is considered to be a “routine” matter under NYSE rules meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2.
If you a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one set of proxy materials?
If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at 471 El Camino Real, Suite 101, Santa Clara, California 95050.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.
When are Stockholder proposals due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 8, 2020, to SI-BONE, Inc., Attn: Michael A. Pisetsky, General Counsel, 471 El Camino Real, Suite 101, Santa Clara, California 95050.
If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, your proposal must be submitted in writing and received by our Secretary at our executive offices located at 471 El Camino Real, Suite 101, Santa Clara, California 95050, not later than the close of business on March 15, 2020, nor earlier than the close of business on February 14, 2020; provided, however, that in the event that the date of the annual meeting is held earlier than May 14, 2020, or held later than July 13, 2020, notice by the stockholder to be timely must be so received not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made.
Stockholders wishing to make stockholder proposals or nominations for directors should consult our bylaws, which contain additional requirements and information regarding these matters.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, (a) for the proposal to elect directors, votes “For,” votes “Withheld” and broker non-votes, and (b) with respect to the ratification of selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent registered public accounting firm of SI-BONE for its fiscal year ending December 31, 2019, or any other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes.
Abstentions will be counted towards the vote total for Proposal No. 2, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under NYSE rules, the broker, bank or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.”
As a reminder, if you a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
How many votes are needed to approve each proposal?
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of Directors	Nominees receiving the most “For” votes; withheld votes will have no effect	Not applicable	No effect
2	Ratification of the selection of PricewaterhouseCoopers LLP as SI-BONE’s independent registered public accounting firm for the fiscal year ending December 31, 2019	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	No effect

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 24,502,484 shares outstanding and entitled to vote. Thus, the holders of 12,251,243 shares must be present in person or represented by proxy at the meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
What proxy materials are available on the internet?
The proxy statement and Annual Report to Stockholders are available at www.proxyvote.com.

PROPOSAL NO. 1

ELECTION OF DIRECTORS
Our Board of Directors currently consists of nine members and is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
Our Board of Directors was elected pursuant to the provision of a voting agreement and the related provisions of our amended and restated certificate of incorporation as in effect prior to the initial public offering of our common stock. Under the terms of this voting agreement, the stockholders party thereto agreed to vote their respective shares to elect: (1) two directors designated by the holders of a majority of the then outstanding shares of Series 2 common, which were Jeffrey W. Dunn and Dr. Mark A. Reiley; (2) one director designated by Skyline Venture Partners Qualified Purchaser Fund V, L.P., Dr. John G. Freund; (3) one director designated by Montreux Equity Partners IV, LP (which was not filled); (4) four directors approved by a majority of the members of our Board and at least one of whom has relevant industry experience relating to our business, Gregory K. Hinckley, Timothy E. Davis, Jr., Karen A. Licitra, and Keith C. Valentine; (5) one director designated by OrbiMed Advisors LLC or OrbiMed Private Investments V, LP, Dr. Bonita; and (6) one director designated by Arboretum IV, LP, Timothy Petersen. The provisions of this voting agreement terminated upon the closing of our initial public offering.
Our Board of Directors currently has nine members. There are three directors in the class the term of which office expires in 2019: Dr. Bonita, Dr. Reiley and Mr. Davis. Mr. Davis is currently a member of our Board and has served as a member of our Board since our inception in 2008. Each of Dr. Bonita and Dr. Reiley have declined to stand for reelection at the upcoming annual meeting. The two nominees to replace Dr. Bonita and Dr. Reiley, Heyward R. Donigan and Mark J. Foley were recommended by our Nominating and Corporate Governance Committee, following a thorough search process led by Korn Ferry, a third-party search firm. If elected at the annual meeting, each of the three nominees would serve until the 2022 annual meeting and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is our policy to encourage directors and nominees for director to attend the Annual Meeting. We did not hold an annual meeting of our stockholders in 2018.
Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected.
The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.
NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2022 ANNUAL MEETING
Timothy E. Davis, Jr., age 49, has served as a member of our Board of Directors since our inception in April 2008. Mr. Davis has served as President and Chief Executive Officer of Active Implants, LLC, a company that provides orthopedic implant solutions, since February 2017. From January 2014 through September 2015, Mr. Davis served as Chief Executive Officer of MicroPort Orthopedics, Inc., a multinational producer of orthopedic products, following the purchase of Wright Medical Group’s OrthoRecon Business in January 2014. From December 2006 to January 2014, Mr. Davis served in a number of executive positions for Wright Medical Technology, Inc., a subsidiary of Wright Medical Group, Inc., including President of the OrthoRecon business. From 2004 to 2006, Mr. Davis was a Partner with MB Venture Partners, LLC, a medical technology and life sciences venture capital firm. From 1997 to 2004, Mr. Davis held various positions, ultimately serving as Vice President, with Vector Fund Management, a healthcare and life sciences focused venture capital fund. Early in his career, Mr. Davis worked in the healthcare management consulting and pharmaceutical industries. Mr. Davis received a B.E. degree in Biomedical Engineering from Vanderbilt University and an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University. We believe Mr. Davis’ experience in the industry and his knowledge of our company enable him to make valuable contributions to our Board of Directors.

Heyward R. Donigan, age 58, has served as President, Chief Executive Officer and director of Sapphire Digital, formerly, Vitals, a leading consumer transparency company, since March 2015. From 2010 to 2014, Ms. Donigan served as President, Chief Executive Officer and a director of ValueOptions, Inc., a health improvement company specializing in mental and emotional well-being and recovery, which merged with Beacon Health Strategies during 2014. Previously, Ms. Donigan was Executive Vice President and Chief Marketing Officer of Premera Blue Cross, an insurer doing business in Washington, Alaska, and Oregon, from 2003 to 2010. Ms. Donigan is director of Kindred Healthcare, Inc., a healthcare services company, and was a director of NxStage Medical, Inc., a medical technology company, until it was acquired by Fresenius Medical Care Holdings, Inc. in February 2019. With over 30 years of experience in all facets of the health plan business, including network management, contracting, sales and marketing, product development, and operations, Ms. Donigan brings extensive knowledge of the healthcare sector, strategic insight and leadership to our Board of Directors.
Mark J. Foley, age 53, has more than 25 years of operational and investment experience in the healthcare arena. He was a Managing Director at RWI Ventures, a venture capital firm focused on life sciences, networking, semiconductor and software investments from 2004 to 2018. Previously, Mr. Foley was Chairman, director, President and CEO of ZELTIQ Aesthetics (ZLTQ), a medical technology company, serving from 2012 through the company’s acquisition by Allergan (AGN) in April 2017. Prior to ZELTIQ, Mr. Foley held a variety of senior operating roles in large public companies and venture-backed startups, including U.S. Surgical Corporation, Guidant Corporation, Devices for Vascular Intervention (acquired by Eli Lilly), Perclose (acquired by Abbott) and Ventrica (acquired by Medtronic), where he was the founder and CEO. He is a board member at Glaukos Corporation (GKOS) where he chairs the nominating, governance and compensation committee and Revance Therapeutics, Inc. (RVNC) where he chairs the audit committee. Additionally, he serves as Chairman of uLAB, HintMD and Arrinex which was acquired by Stryker Corporation (SYK) in 2019. Mr. Foley received a Bachelor of Arts degree from the University of Notre Dame. Our Board of Directors believes that Mr. Foley’s financial expertise, experience at multiple public healthcare companies and his expertise with the development and commercialization in medical device and biotechnology industries make him qualified to serve on our Board of Directors.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.
DIRECTORS CONTINUING IN OFFICE UNTIL THE 2020 ANNUAL MEETING
Jeffrey W. Dunn, age 64, has served as our President and Chief Executive Officer and as the Chairman of our Board of Directors since our inception in April 2008. Prior to joining us, Mr. Dunn served as Chief Executive Officer of INBONE Technologies, Inc., an ankle replacement and small bone fusion medical device company, from December 2006 to April 2008, until its sale to Wright Medical Technology, Inc. in April 2008. From August 2000 to June 2006, Mr. Dunn was the Chief Executive Officer of Active Decisions, Inc., a software as a service business, until its sale to Knova Software, Inc. From December 1999 to June 2000, Mr. Dunn was the Chief Executive Officer of Velogic, Inc., an internet performance testing software company, until its sale to Keynote Systems Inc. From June 1999 to December 1999, Mr. Dunn was the Chief Executive Officer of EnterpriseLink Inc., a provider of enterprise Internet enablement software, until its sale to Merant, Inc. From November 1994 to June 1998, Mr. Dunn was Chief Executive Officer of AccelGraphics Inc., a 3D graphics system supplier, until its sale to Evans and Sutherland Computer Corporation. As well, during his career, Mr. Dunn held executive positions with Evans and Sutherland, Cygnet Systems, Inc., Avnet, Inc. and Xerox Corporation. Mr. Dunn received a B.A. from Colgate University and an M.B.A. from Babson College. We believe Mr. Dunn’s experience in the industry, his role as our President and Chief Executive Officer, and his knowledge of our company enable him to make valuable contributions to our Board of Directors.

John G. Freund, M.D., age 65, has served as a member of our Board of Directors since January 2013. Dr. Freund founded Skyline Ventures, a venture capital firm, in October 1997 and has served as a Managing Director of Skyline since then. Prior to joining Skyline, Dr. Freund served as Managing Director in the private equity group of Chancellor Capital Management, a private capital investment firm. In November 1995, Dr. Freund co-founded Intuitive Surgical, Inc., a medical device company, and served on its board of directors until March 2000. From 1988 to 1994, he held various positions at Acuson Corporation, a maker of ultrasound equipment that is now part of Siemens, most recently as Executive Vice President. Prior to joining Acuson, Dr. Freund was a general partner of Morgan Stanley Venture Partners from 1987 to 1988. From 1982 to 1988, Dr. Freund was at Morgan Stanley & Co., an investment banking company, where he co-founded the Healthcare Group in the Corporate Finance Department in 1983. Dr. Freund has served on the board of directors of Collegium Pharmaceuticals, Inc., a biotechnology company, since 2014, Tetraphase Pharmaceuticals, Inc., medical technology company, since 2012, and Proteon Therapeutics, Inc., a biotechnology company, since 2014, Sutro Biopharma, Inc., a biotechnology company, since 2014. Dr. Freund also serves on the board of directors of six U.S. registered investment funds managed by affiliates of the Capital Group, Inc. He also previously served on the board of directors of four publicly traded companies, Map Pharmaceuticals, Inc., a biopharmaceutical company, MAKO Surgical Corp., a medical device company, Concert Pharmaceuticals, Inc., a biopharmaceutical company and was Chairman of XenoPort, Inc., a biopharmaceutical company. Dr. Freund is a member of the Advisory Board for the Harvard Business School Healthcare Initiative. Dr. Freund received a B.A. in History from Harvard College, an M.D. from Harvard Medical School, and an M.B.A. from Harvard Business School, where he was a Baker Scholar. We believe Dr. Freund’s experience with medical device companies, his role in the venture capital industry, and his knowledge of our company enable him to make valuable contributions to our Board of Directors.
Gregory K. Hinckley, age 72, has served as a member of our Board of Directors since January 2011. Mr. Hinckley served as President of Mentor Graphics Corporation, an electronic design automation company, from January 1999 until his retirement in July 2017, and served on the board of directors from January 1999 to June 2016. From January 1997 to January 1999, he served as Executive Vice President. He has also served as the Chief Financial Officer of Mentor Graphics, first from January 1997 to July 2007 and again from December 2008 to July 2017. Previously, he served on the board of directors of Super Micro Computer, Inc., a manufacturer of servers, from January 2009 to February 2015 and Intermec, Inc., a developer of automated identification and data collection solutions, from July 2004 to September 2013. From August 1992 to January 1997, Mr. Hinckley served as Senior Vice President, Finance of VLSI Technology, Inc., a designer and manufacturer of custom and semi-custom integrated circuits. From January 1989 to November 1991, he served as Senior Vice President and Chief Financial Officer of Crowley Maritime Corporation, a marine solutions, transportation, and logistics company. From February 1983 to January 1989, Mr. Hinckley served as Vice President and Chief Financial Officer, and since April 2017, Mr. Hinckley has served on the board of directors of Bio-Rad Laboratories, a manufacturer and supplier of products and systems for the life science research and healthcare markets. Previously, Mr. Hinckley held a number of senior officer positions with Raychem Corporation, a developer of products and services for the aerospace, automotive and telecommunications industries. Hinckley received a B.A. in Physics from Claremont McKenna College and was a Fulbright Scholar in applied mathematics at Nottingham University. He received an M.S. in Applied Physics from the University of California, San Diego and an M.B.A. from Harvard Business School. We believe Mr. Hinckley’s financial experience, his familiarity of serving on the boards of public companies, and his knowledge of our company enable him to make valuable contributions to our Board of Directors.
DIRECTORS CONTINUING IN OFFICE UNTIL THE 2021 ANNUAL MEETING
Karen A. Licitra, age 59, has served as a member of our Board of Directors since August 2015. From January 2014 through August 2015, Ms. Licitra served as Corporate Vice President, Worldwide Government Affairs & Policy at Johnson & Johnson, a medical devices, pharmaceutical, and consumer packaged goods manufacturer. From December 2011 to December 2013, Ms. Licitra served as the Worldwide Chairman, Global Medical Solutions at Johnson & Johnson. From July 2002 to November 2011, she served as the Company Group Chairman and Worldwide Franchise Chairman at Ethicon Endo-Surgery, Inc., a Johnson & Johnson medical device company. From January 2001 to June 2002, she served as the President of Ethicon Endo-Surgery. Ms. Licitra previously served on the board of directors of Novadaq Technologies Inc., a provider of proven comprehensive fluorescence imaging solutions, until the company was acquired by Stryker Corporation in 2017. Ms. Licitra received a B.S. in Commerce from Rider College. We believe Ms. Licitra’s experience working for medical device companies and her knowledge of our company enable her to make valuable contributions to our Board of Directors.

Timothy B. Petersen, age 55, has served as a member of our Board of Directors since June 2016. Since April 2002, Mr. Petersen has been employed by Arboretum Ventures, Inc. As a Managing Partner of the firm, his investments primarily target capital-efficient medical device, health IT and services companies. Mr. Petersen has led investments and held board seats for Arboretum in more than fifteen companies, including HealthMedia (acquired by Johnson & Johnson), Accuri Cytometers Inc. (acquired by Becton Dickinson), IntelliCyt Corporation (acquired by Sartorius AG) and Inogen. Mr. Petersen currently serves on the boards of several private companies in addition to our Company. Mr. Petersen holds a B.A. in Economics from Williams College, an M.S. in Economics from the University of Wisconsin-Madison, and an M.B.A. from the Ross School of Business at the University of Michigan. We believe Mr. Petersen’s extensive investment experience in the healthcare industry and his experience as a public company director enable him to make valuable contributions to our Board of Directors.
Keith C. Valentine, age 51, has served as a member of our Board of Directors since August 2015. Since June 2015, Mr. Valentine has also served as President, Chief Executive Officer and a member of the board of directors of SeaSpine Holdings Corporation, a global medical technology company. From January 2007 to January 2015, he served as President and Chief Operating Officer of NuVasive, Inc., a medical device company. From December 2004 to January 2007, he served as President of NuVasive. From January 2001 to December 2004, he held various senior executive roles in marketing, development and operations at NuVasive. Previously, Mr. Valentine served as Vice President of Marketing at ORATEC Interventions, Inc., a medical device company acquired by Smith & Nephew PLC, and spent eight years in various roles with Medtronic including Vice President of Marketing for the Thoracolumbar Division and Group Director for the BMP Biologics program, Interbody Sales Development, and International Sales and Marketing. Mr. Valentine received a B.B.A. in Management and Biomedical Sciences from Western Michigan University. We believe Mr. Valentine’s experience working for medical device companies and his knowledge of our company enable him to make valuable contributions to our Board of Directors.
Each of our directors, other than Mr. Dunn and Dr. Reiley, is independent as defined under the Nasdaq Global Market listing standards. See “Independence of the Board of Directors” immediately below, which information is incorporated by reference here.
INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
FAMILY RELATIONSHIPS
There are no family relationships among the directors and executive officers.
INDEPENDENCE OF THE BOARD OF DIRECTORS
As required under the Nasdaq Global Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board. The Board consults with SI-BONE’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and SI-BONE, its senior management and its independent auditors, the Board has affirmatively determined that the following seven directors are independent directors within the meaning of the applicable Nasdaq listing standards: Dr. Bonita, Mr. Davis, Dr. Freund, Mr. Hinckley, Ms. Licitra, Mr. Petersen, and Mr. Valentine. In making this determination, the Board found that none of the directors or nominees for director other than Mr. Dunn and Dr. Reiley had a material or other disqualifying relationship with SI-BONE and that each of these directors is “independent” as that term is defined under the rules of the Nasdaq Global Market. Mr. Dunn is not independent given his position as our President and Chief Executive Officer, and Dr. Reiley is not independent given his status as the Chief Medical Officer of Reiley Pharmaceuticals, Inc., where Mr. Dunn and Mr. Valentine are members of the board of directors, and where Mr. Dunn also serves on the compensation committee. Accordingly, a majority of our directors are independent, as required under applicable Nasdaq listing rules. Each of Ms. Donigan and Mr. Foley will be independent directors within the meaning of the applicable Nasdaq listing standards upon their election.

In making those independence determinations, the Board took into account certain relationships and transactions that occurred in the ordinary course of business between SI-BONE and entities with which some of our directors are or have been affiliated. The Board considered the fact that each of Arboretum Ventures, OrbiMed and Skyline Venture Partners participated in or initial public offering of our common stock, with which Mr. Petersen, Dr. Bonita and Dr. Freund, respectively, are affiliated, and determined that these transactions were not transactions or relationships that would interfere with their exercise of independent judgment in carrying out their responsibilities as directors.
BOARD LEADERSHIP STRUCTURE
Our Board of Directors is currently chaired by the President and Chief Executive Officer of SI-BONE, Mr. Dunn.
We believe that combining the positions of Chief Executive Officer and Chairman helps to ensure that the Board and management act with a common purpose. In our view, separating the positions of Chief Executive Officer and Chairman has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken SI-BONE’s ability to develop and implement strategy. Instead, we believe that combining the positions of Chief Executive Officer and Chairman provides a single, clear chain of command to execute SI-BONE’s strategic initiatives and business plans. In addition, we believe that a combined Chief Executive Officer/Chairman is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information. We also believe that it is advantageous to have a Chairman with an extensive history with and knowledge of SI-BONE (as is the case with our Chief Executive Officer).
ROLE OF THE BOARD IN RISK OVERSIGHT
One of the key functions of our Board of Directors is informed oversight of our risk management process. In particular, our Board is responsible for monitoring and assessing strategic risk exposure. Our executive officers are responsible for the day-to-day management of the material risks we face. Our Board administers its oversight function directly as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. For example, our Audit Committee is responsible for overseeing the management of risks associated with our financial reporting, accounting and auditing matters; our Compensation Committee oversees the management of risks associated with our compensation policies and programs; and our Nominating and Corporate Governance Committee oversees the management of risks associated with director independence, conflicts of interest, composition and organization of our Board, director succession planning, and oversight of healthcare, regulatory, and fraud and abuse compliance.
MEETINGS OF THE BOARD OF DIRECTORS
Our Board of Directors met six times during 2018. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.

BOARD COMMITTEES AND MEETINGS
Our Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2018 for each of the Board committees (Mr. Dunn did not serve on any committees in 2018 or to date):

Name	Audit	Compensation	Nominating and Corporate Governance
Jeffrey W. Dunn
David P. Bonita, M.D.		X
Timothy E. Davis	X	X*
John G. Freund, M.D.			X
Gregory K. Hinckley	X*
Karen A. Licitra		X
Timothy B. Petersen	X
Keith C. Valentine			X*
Total meetings in fiscal 2018	5	5	2

*    Committee Chairperson
Below is a description of each committee of the Board.
Audit Committee
Our Audit Committee consists of Messrs. Davis, Hinckley, and Petersen, each of whom satisfies the independence requirements under the Nasdaq Global Market listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chairman of our Audit Committee is Mr. Hinckley. Our Board has determined that each of Messrs. Davis, Hinckley, and Petersen is an “audit committee financial expert” within the meaning of SEC regulations. Our Board has also determined that each member of our Audit Committee has the requisite financial expertise required under the applicable requirements of the Nasdaq Global Market. In arriving at this determination, the Board has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.
The primary purpose of the Audit Committee is to discharge the responsibilities of our Board with respect to our accounting, financial, and other reporting and internal control practices and to oversee our independent registered public accounting firm. Specific responsibilities of our Audit Committee include:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related party transactions;

•
obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes our internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•	approving (or, as permitted, pre-approving) all audit and all permissible non-audit service to be performed by the independent registered public accounting firm.
The Audit Committee met five times during 2018. Our Board has adopted a written Audit Committee charter that is available to stockholders on SI-BONE’s website at www.si-bone.com.
Our Board reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual and has determined that all members of SI-BONE’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards).
Report of the Audit Committee of the Board of Directors
Our Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2018 with management of SI-BONE. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in SI-BONE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.
Gregory K. Hinckley (Chairperson)
Timothy E. Davis
Timothy B. Petersen
The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of SI-BONE under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Compensation Committee
Our Compensation Committee consists of Dr. Bonita, Mr. Davis, and Ms. Licitra, each of whom our Board has determined to be independent under the Nasdaq Global Market listing standards and the rules and regulations of the SEC, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The chairman of our Compensation Committee is Mr. Davis.
The primary purpose of our Compensation Committee is to discharge the responsibilities of our Board to oversee our compensation policies, plans, and programs and to review and determine the compensation to be paid to our executive officers, directors, and other senior management, as appropriate. Specific responsibilities of our Compensation Committee include:

•	reviewing and approving, or recommending that our Board approve, the compensation of our executive officers;

•	reviewing and recommending to our Board the compensation of our directors;

•	reviewing and approving, or recommending that our Board approve, the terms of compensatory arrangements with our executive officers;

•	administering our stock and equity incentive plans;

•	selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committee’s compensation advisors;

•
reviewing and approving, or recommending that our Board approve, incentive compensation and equity plans, severance agreements, change-of-control protections, and any other compensatory arrangements for our executive officers and other senior management, as appropriate;

•	reviewing and establishing general policies relating to compensation and benefits of our employees; and

•	reviewing our overall compensation philosophy.
The Compensation Committee met five times during 2018. The Board has adopted a written Compensation Committee charter that is available to stockholders on SI-BONE’s website at www.si-bone.com
Compensation Committee Processes and Procedures
Typically, our Compensation Committee meets at least four times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the chair of the Compensation Committee, in consultation with the General Counsel. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his or her compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of SI-BONE. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of SI-BONE, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.
During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and Nasdaq described above, the Compensation Committee engaged Compensia as compensation consultants. The Compensation Committee requested that Compensia:

•	evaluate the efficacy of SI-BONE’s existing compensation strategy and practices in supporting and reinforcing SI-BONE’s long-term strategic goals; and

•	assist in refining SI-BONE’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy.
As part of its engagement, the Compensation Committee requested Compensia to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Compensia also conducted individual interviews with members of the Compensation Committee and senior management to learn more about SI-BONE’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which SI-BONE competes. Compensia ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with Compensia the Compensation Committee approved the recommendations of Compensia.

Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of SI-BONE’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of Dr. Freund and Mr. Valentine, each of whom our Board of Directors has determined to be independent under the Nasdaq Global Market listing standards. The chairman of our Nominating and Corporate Governance Committee is Mr. Valentine.
Specific responsibilities of our Nominating and Corporate Governance Committee include:

•	identifying, evaluating, and selecting, or recommending that our Board approve, nominees for election to our Board;

•	evaluating the performance of our Board and of individual directors;

•	reviewing developments in corporate governance practices;

•	evaluating the adequacy of our corporate governance practices and reporting;

•	reviewing management succession plans;

•	developing and making recommendations to our Board regarding corporate governance guidelines and matters, and

•	overseeing administration of our healthcare compliance program.
The Nominating and Corporate Governance Committee met two times during 2018. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on SI-BONE’s website and www.si-bone.com.
The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of SI-BONE, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of SI-BONE’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of SI-BONE and the long-term interests of its stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity (including gender, racial and ethnic diversity), age, skills and such other factors as it deems appropriate, given the current needs of the Board and SI-BONE, to maintain a balance of knowledge, experience and capability.

The Nominating and Corporate Governance Committee appreciates the value of thoughtful Board refreshment, and regularly identifies and considers qualities, skills and other director attributes that’s would enhance the composition of the Board. In the case of incumbent directors whose terms of office are set to expire, the Committee reviews these directors’ overall service to SI-BONE during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. In fiscal 2018 and 2019, the Nominating and Corporate Governance Committee paid fees to Korn Ferry to assist in the process of identifying or evaluating director candidates.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 471 El Camino Real, Suite 101, Santa Clara, CA 95050 at least 120 days prior to the anniversary date of the mailing of SI-BONE’s proxy statement for the last Annual Meeting of Stockholders and no later than the 90th day prior to this year’s annual meeting. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of SI-BONE’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Historically, we have not provided a formal process related to stockholder communications with our Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to our directors has been excellent. Stockholders may communicate with the Board or any of our directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed as follows: SI-BONE, Inc. Board Communication, 471 El Camino Real, Suite 101, Santa Clara, CA 95050. Any communication sent must state the number of shares owned by the stockholder making the communication. The communications will be reviewed by the Chair of the Board. The Chair of the Board will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication is unduly frivolous, hostile, threatening or similarly inappropriate, in which case, the Chair of the Board shall discard the communication.
CODE OF BUSINESS CONDUCT AND ETHICS
We have adopted the SI-BONE, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on SI-BONE’s website at www.si-bone.com. If SI-BONE makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, SI-BONE will promptly disclose the nature of the amendment or waiver on its website.

CORPORATE GOVERNANCE GUIDELINES
In July 2018, the Board of Directors documented the governance practices followed by SI-BONE by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate SI-BONE’s business operations as needed and to make decisions that are independent of SI-BONE’s management. The guidelines are also intended to align the interests of directors and management with those of SI-BONE’s stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at www.si-bone.com.
PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as SI-BONE’s independent registered public accounting firm for the fiscal year ending December 31, 2019, and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the annual meeting. PricewaterhouseCoopers LLP has audited SI-BONE’s financial statements since our inception in 2008. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as SI-BONE’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of SI-BONE and its stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table represents aggregate fees billed to SI-BONE for the fiscal years ended December 31, 2017 and 2018 by PricewaterhouseCoopers LLP, our independent registered public accounting firm.

	Fiscal Year Ended
	2018	2017
	(in thousands)
Audit Fees	$1,017	$686
Audit-related Fees (specifically describe audit-related fees incurred)	26	69
Tax Fees (specifically describe tax fees incurred)	66	69
All Other Fees (specifically describe all other fees incurred)	1	15
Total Fees	$1,110	$839

All fees described above were pre-approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES.
Our Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by SI-BONE’s independent registered public accounting firm, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL NO. 2.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of SI-BONE’s common stock as of April 1, 2019, by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of SI-BONE as a group; and (iv) all those known by SI-BONE to be beneficial owners of more than five percent of its common stock.
This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, SI-BONE believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 24,497,566 shares outstanding on April 1, 2019, adjusted as required by rules promulgated by the SEC.

	Total Beneficial Ownership
Name of Beneficial Owner	Shares Owned	Right to Acquire Shares Within 60 days	Number of Shares	Percent of Total
Named Executive Officers and Directors:
David P. Bonita, M.D.(1)	985,368	22,222	1,007,590	4.1%
Timothy E. Davis, Jr.	6,426	55,397	61,823	*
Jeffrey W. Dunn(2)	547,540	631,902	1,179,442	4.7
John G. Freund, M.D.(3)	4,419,985	22,222	4,442,207	18.1
Gregory K. Hinckley(4)	116,394	22,222	138,616	*
Karen A. Licitra	—	43,630	43,630	*
Timothy B. Petersen(5)	1,695,036	22,222	1,717,258	7.0
Mark A. Reiley, M.D.(6)	542,624	—	542,624	2.2
Keith C. Valentine(7)	31,374	22,222	53,596	*
Heyward R. Donigan	—	—	—	—
Mark J. Foley	—	—	—	—
Laura A. Francis(8)	44,515	212,067	256,582	1.0
Anthony J. Recupero	—	184,322	184,322	*
All executive officers and directors as a group (16 persons)(9)	8,602,656	1,464,519	10,067,175	38.8

5% Stockholders:
Skyline Venture Partners V, L.P.(10)	4,419,985	—	4,419,985	18.0
Entities affiliated with Montreux Equity Partners(11)	2,035,814	—	2,035,814	8.3
Arboretum Ventures IV, LP(12)	1,695,036	—	1,695,036	6.9
RTW Investments, LP(13)	1,234,118	—	1,234,118	5.0

*	Less than one percent.

(1)
The outstanding shares consist of shares held by OrbiMed Private Investments V, LP. (“OPI V”). Dr. Bonita is an employee of OrbiMed Advisors LLC, which exercises investment and voting power over the securities held by OPI V.

(2)	The outstanding shares consist of shares of common stock held by Jeffrey W. Dunn as Trustee of the Jeffrey W. Dunn Living Trust Dated May 17, 2012.

(3)	The outstanding shares consist of the shares held by the Skyline Venture Partners V, L.P. as set forth in footnote 10 below.

(4)
The outstanding shares include (i) 3,765 shares of common stock that are unvested and subject to our right of repurchase as of April 1, 2019 and (ii) 75,603 shares of common stock held by Gregory K. Hinckley and Mary C. Hinckley as Community Property with the Right of Survivorship.

(5)	The outstanding shares consist of the shares held by Arboretum Ventures IV, L.P. as set forth in footnote 12 below.

(6)
The outstanding shares include (i) 11,934 shares of common stock that are unvested and subject to our right of repurchase as of April 1, 2019 and (ii) 19,444 shares of common stock held by The Mark and Muriel Reiley Charitable Remainder Unitrust.

(7)	The outstanding shares include 4,365 shares of common stock that are unvested and subject to our right of repurchase as of April 1, 2019.

(8)	The outstanding shares include 13,694 shares of common stock that are unvested and subject to our right of repurchase as of April 1, 2019.

(9)
Consists of (i) 8,389,262 shares of common stock beneficially owned by our directors and Named Executive Officers as listed in the table, as well as 213,394 shares of common stock beneficially owned by our other three executive officers not listed in the table, of which 59,193 shares of common stock are unvested and subject to our right of repurchase as of April 1, 2019, (ii) the right to acquire 1,238,428 shares of common stock within 60 days of April 1, 2019 by our directors and Named Executive Officers listed in the table, as well as the right to acquire 226,091 shares of common stock by our other three executive officers, of which 367,781 shares would be unvested as of such date.

(10)
Based on a Schedule 13G filed February 14, 2019, reporting beneficial ownership as of December 31, 2018. Each of Skyline Venture Partners V, L.P. (“SVP V”), Skyline Venture Management V, LLC (“SVM V”), John G. Freund, M.D. and Yasunori Kaneko (collectively, the “Skyline Entities”) has shared voting and investment power over these shares. Dr. Freund, a member of our Board, is Managing Director of SVP V and Managing Member of SVM V. The address of the principal place of business of each of the entities and individuals is 525 University Avenue, Suite 1350, Palo Alto, CA 94301.

(11)
Based on a Schedule 13G filed February 14, 2019, reporting beneficial ownership as of December 31, 2018. Montreux Equity Partners IV, L.P. (“MEP IV”) has sole voting and investment power over 1,733,494 of these shares, and shared voting and investment power over 302,320 of these shares; Montreux IV Associates, L.L.C. (“Associates”) has sole voting and investment power over 130,391 of these shares, and shared voting and investment power over 1,905,423 of these shares; Montreux IV Associates IV, L.L.C. (“Associates IV”) has sole voting and investment power over 171,929 of these shares, and shared voting and investment power over 1,863,885 of these shares; and Daniel K. Turner III has shared voting and investment power over all of these Shares. Montreux Equity Management IV, L.L.C. (“MEM IV”) is the sole general partner of MEP IV and the manager of Associates and Associates IV. Mr. Turner is the Managing Director of MEM IV. Each of MEM IV and Mr. Turner disclaim beneficial ownership of such securities, except to the extent of their respective pecuniary interests therein. The address of the principal place of business of each of the entities and Mr. Turner is Four Embarcadero Center, Suite 3720, San Francisco, California 94111.

(12)
Based on a Schedule 13G filed February 14, 2019, reporting beneficial ownership as of December 31, 2018. Each of Arboretum Ventures IV, L.P. (“IV LP”), Arboretum Investment Manager IV, LLC (“IV GP”), Jan L. Garfinkle, Timothy B. Petersen and Paul McCreadie has shared voting and investment power over these shares. The shares are held by IV LP, for which IV GP serves as the sole general partner. Messrs. Garfinkle, Petersen and McCreadie are Managing Partners of IV LLC. The address of the principal place of business of each of the entities and individuals 303 Detroit Street, Suite 301, Ann Arbor, Michigan 48104.

(13)
Based on a Schedule 13G filed February 15, 2019, reporting beneficial ownership as of February 6, 2019. These shares of common stock are held by one or more private funds managed by RTW Investments, LP (the "RTW"). RTW, in its capacity as the investment manager of the funds, has shared voting and investment power over these shares. Roderick Wong is the Managing Partner of RTW, and therefore also has shared voting and investment power over these shares. The address for each of RTW and Mr. Wong is RTW Investments, LP, 412 West 15th Street, Floor 9, New York, New York 10011.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires SI-BONE’s directors and executive officers, and persons who own more than ten percent of a registered class of SI-BONE’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of SI-BONE. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish SI-BONE with copies of all Section 16(a) forms they file.
To SI-BONE’s knowledge, based solely on a review of the copies of such reports furnished to SI-BONE and written representations that no other reports were required, during the fiscal year ended December 31, 2018, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.
MANAGEMENT
The following table sets forth certain information with respect to our executive officers as of April 1, 2019.

Name	Age	Position
Jeffrey W. Dunn	64	President, Chief Executive Officer and Chairman
Laura A. Francis	52	Chief Financial Officer
Michael A. Pisetsky	41	General Counsel and Chief Compliance Officer
W. Carlton Reckling, M.D.	57	Chief Medical Officer and Vice President, Medical Affairs
Anthony J. Recupero.	60	Chief Commercial Officer
Scott A. Yerby, Ph.D.	51	Chief Technology Officer
For Mr. Dunn’s biography, see “Proposal No. 1 - Election of Directors - Directors Continuing in Office Until the 2020 Annual Meeting” above.
Laura A. Francis has served as our Chief Financial Officer since May 2015. Prior to joining us, Ms. Francis was the Chief Financial Officer for Auxogyn, Inc., a women’s health company, from December 2012 to September 2014. From September 2004 to December 2012, Ms. Francis served as Vice President of Finance, Chief Financial Officer and Treasurer for Promega Corporation, a life science reagent company. From March 2002 to September 2004, Ms. Francis served as the Chief Financial Officer of Bruker BioSciences Corporation, a public life science instrumentation company. From May 2001 to March 2002, Ms. Francis served as Chief Operating Officer and Chief Financial Officer of Nutra-Park Inc., an agricultural biotechnology company. From April 1999 to May 2001, Ms. Francis was Chief Financial Officer of Hypercosm, Inc., a software company. From October 1995 to April 1999, Ms. Francis was an engagement manager with McKinsey & Company, a consulting firm. Early in her career, Ms. Francis was an audit manager with Coopers & Lybrand, an accounting firm. Since January 2019, Ms. Francis has served as a member of the board of directors of ShockWave Medical, Inc, a medical device company. Ms. Francis received a B.B.A. from the University of Wisconsin and an M.B.A. from Stanford University. She is a Certified Public Accountant (inactive) in the State of California.
Michael A. Pisetsky has served as our General Counsel and Chief Compliance Officer since August 2016. Mr. Pisetsky joined us in March 2015 as our Director of Legal. From August 2011 to March 2015, Mr. Pisetsky practiced law privately advising a number of companies in the medical technology, healthcare services and real estate industries. From August 2008 to July 2011, Mr. Pisetsky was an Associate in the Business Department at Cooley LLP in Palo Alto, representing a number of medical technology, biotech, healthcare services and general technology clients, from inception to public offering or sale. Mr. Pisetsky received his B.A. with Honors from Harvard College. Mr. Pisetsky received his J.D. (magna cum laude) and M.B.A., including a certificate in Health Sector Management, concurrently from Duke University.

W. Carlton Reckling, M.D. has served as our Vice President, Medical Affairs since April 2012 and our Chief Medical Officer since February 2017. From July 1994 to April 2012, Dr. Reckling was a spine surgeon at the Spine Center in Loveland, Colorado, Rocky Mountain Orthopedic Specialists in Cheyenne, Wyoming, the Center for Spine & Orthopedic Surgery in Cheyenne, Wyoming, Associates in Orthopedic Surgery in Cheyenne, Wyoming, and Ramsey Hospital and Clinics in St. Paul, Minnesota. Dr. Reckling received a B.S. in Chemical Engineering from Northwestern University, an M.D. from Creighton University, and an M.B.A. from the University of Wyoming. He completed his internship and his residency in orthopedic surgery at the University of Minnesota. While in the Minnesota program, he spent time at the Twin Cities Scoliosis Center. He completed his fellowship in spine surgery at Queen’s University Medical Centre in Nottingham, England. Dr. Reckling also underwent additional training in general surgery at the University of Minnesota Hospitals and Clinics in Minneapolis, Minnesota. Dr. Reckling is a board-certified orthopedic spine surgeon.
Anthony J. Recupero has served as our Chief Commercial Officer since July 2016. Prior to joining us, Mr. Recupero was the President of Catalyst Performance Advisors, LLC, where he advised leading medical device companies on commercial strategy from June 2013 to July 2016. In July 2008, Mr. Recupero joined Baxano, Inc., a medical device company with minimally invasive products to treat degenerative conditions of the spine affecting the lumbar region, initially as Vice President of Sales and Marketing and was promoted in February 2009 to President and Chief Executive Officer until its acquisition by TranS1 in June 2013. From January 2005 to July 2008, Mr. Recupero was President of Recupero Consulting Group, LLC, where he advised leading medical device companies on commercial strategy. From October 1999 to December 2004, Mr. Recupero was the Vice President of Sales for Kyphon. Early in his career, Mr. Recupero progressed to senior sales management roles at United States Surgical Corporation and Sulzer Spine-Tech, Inc. Mr. Recupero received a B.A. in Communications from State University of New York at Albany.
Scott A. Yerby, Ph.D. has served as our Chief Technology Officer since January 2011. Prior to joining us, Dr. Yerby served as Vice President, Research and Development for ProMed, Inc., a medical supply company, from June 2009 to January 2011. From May 2007 to June 2009, Dr. Yerby sat on the board of several non-profit organizations. From June 2000 to May 2007, Dr. Yerby served as Vice President of Research and Development for St. Francis Medical Technologies, Inc., a spinal manufacturing company, until its acquisition by Kyphon, Inc. From June 1997 to June 2000, Dr. Yerby served as Director of Experimental Biomechanics at the Palo Alto VA Hospital. Early in his career, Dr. Yerby held appointments as Consulting Assistant Professor at Stanford University in the Department of Mechanical Engineering, Division of Biomechanical Engineering, and the Department of Functional Restoration, Division of Orthopedic Surgery. Dr. Yerby received B.S. and M.S. degrees in Mechanical Engineering and a Ph.D. in Biomedical Engineering, all from the University of California, Davis.

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
The following table shows for the fiscal years ended 2018 and 2017, compensation awarded to or paid to, or earned by, our Chief Executive Officer, Chief Financial Officer and our other most highly compensated executive officers at December 31, 2018 (the “Named Executive Officers”).
SUMMARY COMPENSATION TABLE FOR FISCAL 2018

Name and Principal Position	Year	Salary	Bonus(1)(2)	Stock Awards(3)	Option Awards(3)	All Other Compensation(4)	Total
Jeffrey W. Dunn	2018	$466,095	$262,546	$696,327	$—	$245,692	$1,670,660
President and Chief Executive Officer	2017	$437,750	$249,518	$—	$251,618	$239,889	$1,178,775

Laura A. Francis	2018	$318,512	$319,418	$77,356	$—	$19,044	$734,330
Chief Financial Officer	2017	$302,315	$120,624	$—	$77,073	$18,458	$518,470

Anthony J. Recupero	2018	$323,911	$145,911	$—	$—	$19,204	$489,026
Chief Commercial Officer	2017	$315,000	$142,924	$—	$107,503	$18,468	$583,895

(1)
Represents payments upon the achievement of 2018 and 2017 corporate goals, as applicable, as well as individual objectives, which were paid in January 2019 and January 2018, respectively. Our corporate goals included revenue growth, cash flow, expense, profitability management, reimbursement progress and clinical milestones.

(2)	Amounts reported in 2018 for Ms. Francis and Mr. Recupero include bonus paid in connection with the completion of our initial public offering in the amounts of $200,000 and $25,000, respectively.

(3)
Represents the aggregate grant date fair value of restricted stock units and option awards granted to the officer and, with respect to 2017, the incremental fair value of stock options repriced in December 2017, computed in accordance with FASB ASC Topic 718. See Note 11 to our financial statements in our Annual Report on Form 10-K, filed with the SEC on March 14, 2019.

(4)
Amounts reported include medical and life insurance premiums paid by us on behalf of our Named Executive Officers and, with respect to our Chief Executive Officer, forgiveness of a note payable to us in 2017 ($231,914) and 2018 ($231,914).

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2018
The following table shows, certain information regarding outstanding equity awards at December 31, 2018, for our Named Executive Officers:

	Option Awards							Stock Awards
	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Vested (#)	Number of Securities Underlying Unexercised Options Unvested (#)(1)(2)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(5)	Market Value of Shares or Units of Stock That Have Not Vested
Jeffrey W. Dunn	07/21/14	07/21/14	272,753	—	3.42		07/20/24	—	—
	05/26/15	04/15/15	92,988	8,452	4.32	(3)	05/25/25	—	—
	07/26/16	06/02/16	71,818	43,083	4.32		07/25/26	—	—
	03/01/17	09/06/17	39,460	86,800	4.68	(4)	03/01/27	—	—
	08/17/17	—	—	—	—		—	33,333	$696,327

Laura A. Francis	05/26/15	05/26/15	158,017	19,840	4.32	(3)	05/25/25	—	—
	07/26/16	06/02/16	11,361	—	4.32		07/25/26	—	—
	03/01/17	09/06/17	—	17,307	4.68	(4)	03/01/27	—	—
	08/17/17	—	—	—	—		—	3,703	$77,356

Anthony J. Recupero	07/26/16	07/05/16	75,886	49,704	4.32		07/25/26	—	—
	03/01/17	09/06/17	16,860	37,083	4.68	(4)	03/01/27	—	—

(1)
Shares subject to the option vests in equal monthly installments over four years commencing on the vesting commencement date specified above, subject to the continued service with us through each relevant vesting date.

(2)	The unvested shares subject to these options are subject to accelerated vesting as described in “Equity Acceleration” below.

(3)	This stock option was repriced in July 2016.

(4)	This stock option was repriced in December 2017.

(5)	Represents a restricted stock unit granted outside of our equity compensation plans.
401(K) PLAN
We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation up to certain Code limits, which are updated annually. We have the ability to make matching and discretionary contributions to the 401(k) plan, but have not done so to date. Employee contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employees are immediately and fully vested in their own contributions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made, and contributions and earnings on those amounts are not taxable to the employees until withdrawn or distributed from the 401(k) plan.

EMERGING GROWTH COMPANY STATUS
We are an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company we are exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our President and Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.
PENSION BENEFITS
Our Named Executive Officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during 2018.
NONQUALIFIED DEFERRED COMPENSATION
Our Named Executive Officers did not participate in, or earn any benefits under, a nonqualified deferred compensation plan sponsored by us during 2018.
EMPLOYMENT SEVERANCE AND CHANGE IN CONTROL AGREEMENTS
We have offer letters with each of our executive officers. The offer letters generally provide for at-will employment and set forth the executive officer’s initial base salary, eligibility for employee benefits and confirmation of the terms of previously issued equity grants, including in some cases severance benefits on a qualifying termination of employment. In addition, each of our executive officers has executed our standard proprietary information and inventions agreement. The key terms of employment with our Named Executive Officers are described below. See “Executive Compensation—Outstanding Equity Awards as of December 31, 2018” for information on outstanding options as of December 31, 2018 for our Named Executive Officers.
Jeffrey W. Dunn
In December 2009, we entered into an offer letter with Jeffrey W. Dunn, our President and Chief Executive Officer. Mr. Dunn’s annual base salary as of January 1, 2017 was $437,750 and Mr. Dunn was eligible for annual variable compensation up to 50% of his base salary. As of April 1, 2018, Mr. Dunn’s annual base salary was increased to $451,320. Upon the closing of our initial public offering, Mr. Dunn’s annual base salary was increased to $540,000 and Mr. Dunn became eligible for annual variable compensation up to 75% of his base salary. Under the terms of Mr. Dunn’s offer letter, if he is subject to an “involuntary termination,” then we will continue to pay his base salary and reimburse his COBRA premiums for up to 12 months. An involuntary termination occurs if Mr. Dunn’s employment is terminated by us without “cause” at any time or if he resigns for “good reason” within 12 months after a “change in control” (as such terms are defined in the offer letter). These severance benefits are contingent on Mr. Dunn’s return of all of our property, execution of a release of claims, and resignation from our Board, if applicable.
In March 2017, Mr. Dunn was granted an option to purchase 126,260 shares of common stock with an exercise price of $5.94 per share vesting in equal monthly installments over four years commencing upon the closing of our initial public offering of our common stock, subject to Mr. Dunn’s continued service with us through each relevant vesting date. In December 2017, this option was repriced with an exercise price of $4.68 per share and the vesting commencement date was set at September 6, 2017.
In August 2018, Mr. Dunn was granted 33,333 restricted stock units, 50% of which will vest on the first day of the first open trading window (as determined under our insider trading policy) that occurs after the one-year anniversary of the closing of our initial public offering, and 50% of which will vest on the first day of the first open trading window (as determined under our insider trading policy) that occurs after the two-year anniversary of the closing of our initial public offering, subject to Mr. Dunn’s continued service with us through each relevant vesting date.

Mr. Dunn’s options to purchase 114,901 shares granted in July 2016 and 126,260 shares granted in March 2017 will fully vest if we are subject to a change in control before Mr. Dunn’s service terminates, provided he agrees to provide services to the acquiring company for a period not to exceed six months. Mr. Dunn’s option for 101,440 shares granted in May 2015, will vest as to 50% of the option shares if we are subject to a change in control.
Laura A. Francis
In April 2015, we entered into an offer letter with Laura A. Francis, our Chief Financial Officer. Ms. Francis’ annual base salary as of January 1, 2017 was $302,315 and Ms. Francis was eligible for annual variable compensation up to 35% of her base salary. As of April 1, 2018, Ms. Francis’ annual base salary was increased to $314,106. Upon the closing of our initial public offering, Ms. Francis’s annual base salary was increased to $350,000 and Ms. Francis became eligible for annual variable compensation up to 45% of her base salary.
Under the terms of her offer letter, Ms. Francis was granted an option to purchase 190,483 shares, with an exercise price of $7.92 per share. Twenty-five percent of the shares subject to this option vested on May 26, 2016, and 1/36th of the balance of the shares began vesting each month thereafter, subject to Ms. Francis’ continued service with us through each relevant vesting date. Ms. Francis’ offer letter provides that she will vest in 50% of the unvested option shares if (a) we are subject to a change in control (as defined in the offer letter) before her service with us terminates and (b) she is subject to an involuntary termination (as defined in the offer letter) within 12 months after the change in control. In addition, in the event of Ms. Francis’ termination for any reason other than for cause (as defined in the offer letter) we will make a lump sum payment to her equal to three months of her then-current base salary. These severance benefits are contingent on Ms. Francis’ return of all of our property and execution of a release of claims.
In March 2016, we entered into a severance letter agreement with Ms. Francis. This agreement provides that in the event we terminate her for any reason other than for cause (as defined in the letter agreement), we will provide her the following benefits within 60 calendar days of her termination date:

•	A lump sum payment equal to three months of her then-current base salary; and

•	A lump sum payment in the amount of $5,700.
This agreement further provides that in the event we terminate Ms. Francis for any reason other than for cause or if she resigns for good reason (as defined in the letter agreement) within three months prior to or 12 months following the consummation of a change in control (as defined in the letter agreement), we will provide her the following benefits within 60 calendar days of her termination date:

•	A lump sum payment equal to six months of her then-current base salary;

•	A lump sum payment in the amount of $11,300;

•	Accelerated vesting of any unvested option shares such that 100% of the unvested option shares shall vest as of her termination date; and

•	A lump sum equal to her target annual bonus, prorated for partial months of service prior to her termination date.
These severance benefits are contingent on Ms. Francis returning all of our property, continued adherence to the terms and condition of the proprietary information and inventions agreement between us and Ms. Francis, resigning from our Board, if applicable, and executing and not revoking a release of claims. The severance letter agreement for Ms. Francis supersedes the acceleration provisions set forth in her offer letter.
In March 2017, we entered into an amended and restated letter agreement with Ms. Francis that provides that she will be eligible to receive a bonus of $200,000 if we complete a qualified IPO (as defined in the letter agreement) and she remains an employee in good standing through the date that is 30 trading days after such qualified IPO, which will be paid 60 days thereafter.

In March 2017, Ms. Francis was granted an option to purchase 38,675 shares of common stock with an exercise price of $5.94 per share vesting in equal monthly installments over four years commencing upon the closing of our initial public offering, subject to Ms. Francis’ continued service with us through each relevant vesting date. In December 2017, this option was repriced with an exercise price of $4.68 per share and the vesting commencement date was set at September 6, 2017.
In August 2018, Ms. Francis was granted 3,703 restricted stock units, 50% of which will vest on the first day of the first open trading window (as determined under our insider trading policy) that occurs after the one-year anniversary of the closing of an initial public offering, and 50% of which will vest on the first day of the first open trading window (as determined under our insider trading policy) that occurs after the two-year anniversary of the closing of our initial public offering, subject to Ms. Francis’ continued service with us through each relevant vesting date.
Anthony J. Recupero
In June 2016, we entered into an offer letter with Anthony J. Recupero, our Chief Commercial Officer. Mr. Recupero’s annual base salary as of January 1, 2017 was $315,000 and Mr. Recupero was eligible for annual variable compensation up to 40% of his base salary. As of April 1, 2018, Mr. Recupero’s annual base salary was increased to $325,710. Upon the closing of our initial public offering, Mr. Recupero’s annual base salary was increased to $330,000 and Mr. Recupero became eligible for annual variable compensation up to 45% of his base salary.
Under the terms of his offer letter, Mr. Recupero was granted an option to purchase a number of shares of common stock equal to 0.7% of the fully-diluted capitalization as of his first day of employment, or 125,590 shares, with an exercise price of $4.32 per share. Twenty-five percent of the shares subject to this option vested on the July 5, 2017 and 1/36th of the balance of the shares began vesting each month thereafter, subject to Mr. Recupero’s continued service with us through each relevant vesting date. Mr. Recupero’s offer letter provides that in the event we terminate him for any reason other than for cause (as defined in the letter agreement), we will provide him with the following benefits within 60 calendar days of his termination date:

•	A lump sum payment equal to three months of his then-current base salary; and

•	A lump sum payment in the amount of $4,000.
Mr. Recupero’s offer letter further provides that in the event we terminate him for any reason other than for cause or if he resigns for good reason (as defined in the letter agreement) either three months prior to or 12 months following the consummation of a change in control (as defined in the letter agreement), we will provide him with the following benefits within 60 calendar days of his termination date:

•	A lump sum payment equal to six months of his then-current base salary;

•	A lump sum payment in the amount of $8,000;

•	Accelerated vesting of any unvested option shares such that 100% of the unvested option shares shall vest as of his termination date; and

•	A lump sum equal to his target annual bonus, prorated for partial months of service prior to his termination date.
These severance benefits are contingent on Mr. Recupero returning all of our property, continued adherence to the terms and condition of the proprietary information and inventions agreement between us and Mr. Recupero, resignation from our Board, if applicable, and execution and non-revocation of a release of claims.
In March 2017, we granted to Mr. Recupero an option to purchase for 53,944 shares of common stock with an exercise price of $5.94 per share vesting in equal monthly installments over four years commencing upon the closing of our initial public offering, subject to Mr. Recupero’s continued service with us through each relevant vesting date. In December 2017, this option was repriced with an exercise price of $4.68 per share and the vesting commencement date was set at September 6, 2017.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table shows certain information with respect to all of our equity compensation plans in effect as of December 31, 2018.

Plan Category	Number of securities to be issued upon exercise of outstanding stock options (a)	Weighted-average exercise price of outstanding stock options (b)		Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by stockholders(1)	2,657,598	$4.24	(2)	3,049,425	(3)(4)
Equity compensation plans not approved by stockholders	37,036	—		—
Total	2,694,634	4.24		3,049,425

(1)	The equity compensation plans approved by security holders are described in Note 11 to our financial statements included in our Annual Report on Form 10 K for the year ended December 31, 2018.

(2)
The weighted-average exercise price includes 16,400 shares issuable upon vesting of outstanding awards of restricted stock units, which have no exercise price. Excluding these awards of restricted stock units, the weighted-average exercise price would be $4.27.

(3)
Includes 2,534,118 and 515,307 shares of common stock available for issuance under the 2018 Equity Incentive Plan, or the 2018 Plan, and the 2018 Employee Stock Purchase Plan, or the ESPP, respectively, as of December 31, 2018. As of December 31, 2018, up to a maximum of 74,019 shares of our common stock may be purchased in the current purchase period. The shares issuable pursuant to our ESPP are not included in the number of shares to be issued pursuant to rights outstanding and the weighted-average exercise price of such rights as of December 31, 2018, as those numbers are not known.

(4)
The reserve for shares available under the 2018 Plan automatically increases on January 1st each year, through and including January 1, 2028, in an amount equal to 5% of the total number of shares of our capital stock outstanding on the last day of the preceding fiscal year, or a lesser number of shares as determined by the Board of Directors. The reserve for shares available under the ESPP automatically increases on January 1st of each year through and including January 1, 2028, in an amount equal to the lesser of (i) 1% of the total number of shares of common stock outstanding on such December 31, (ii) 555,000 shares of common stock, or (iii) a number of shares as determined by the Board prior to the beginning of each year, which shall be the lesser of (i) or (ii) above.

COMPENSATION OF NON-EMPLOYEE BOARD MEMBERS
The following table shows for the fiscal year ended December 31, 2018, certain information with respect to the compensation of all non-employee directors of SI-BONE:

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total
David P. Bonita, M.D.	$9,522	$—	$9,522
Timothy E. Davis, Jr.	36,073	—	36,073
John G. Freund, M.D.	9,315	—	9,315
Gregory K. Hinckley	37,452	—	37,452
Karen A. Licitra	32,897	—	32,897
Timothy B. Petersen	9,936	—	9,936
Mark A. Reiley, M.D.	8,280	—	8,280
Keith C. Valentine	33,175	—	33,175

(1)
We did not grant any stock option to our non-employee directors in 2018. The table below lists the aggregate number of shares subject to outstanding stock options held by each of our non-employee directors as of December 31, 2018.

Name	Number of Shares Subject to Outstanding Options as of December 31, 2018
David P. Bonita, M.D.	22,222
Timothy E. Davis, Jr.	55,397
John G. Freund, M.D.	22,222
Gregory K. Hinckley	22,222
Karen A. Licitra	43,630
Timothy B. Petersen	22,222
Mark A. Reiley, M.D.	—
Keith C. Valentine	22,222

Non-Employee Director Compensation Policy
We have adopted a non-employee director compensation policy, pursuant to which our non-employee directors will be eligible to receive cash compensation for service on our Board and committees of our Board.
Prior to our initial public offering we paid our non-employee directors who are not representatives of our stockholders a fee of $2,000 per month as compensation for their service on our Board. In addition, from time to time we have granted stock options to certain of our non-employee directors.
Commencing with the closing of our initial public offering, each non-employee director receives an annual cash retainer of $40,000 for serving on our Board.
The chairperson and members of the three committees of our Board are entitled to the following additional annual cash retainers:

Board Committee	Chairperson Fee	Member Fee
Audit Committee	$20,000	$8,000
Compensation Committee	15,000	6,000
Nominating and Corporate Governance Committee	9,000	5,000
All annual cash compensation amounts are payable in equal quarterly installments in arrears, on the last day of each fiscal quarter for which the service occurred, pro-rated based on the days served in the applicable fiscal quarter.
Each new non-employee director who joins our Board will receive an option to purchase 22,222 shares of our common stock under the 2018 Plan. The shares subject to this option will vest on a monthly basis over 12 months commencing on the grant date, subject to the non-employee director’s continuous service with us on each applicable vesting date.
On the date of each annual meeting of our stockholders, each continuing non-employee director may receive an option to purchase 12,778 shares of our common stock under the 2018 Plan, vesting on a monthly basis over 12 months commencing on the grant date, subject to the non-employee director’s continuous service with us on each applicable vesting date.
In the event of a change of control (as defined in the 2018 Plan), any unvested shares subject to these options will fully vest and become exercisable immediately prior to the effective date of such change of control, subject to the non-employee director’s continuous service with us on the effective date of the change of control.

The exercise price per share of each stock option granted under the non-employee director compensation policy will be the closing price of our common stock as reported by the Nasdaq Global Market on the date of grant. Each stock option will have a term of ten years from the date of grant, subject to earlier termination in connection with a termination of the non-employee director’s continuous service with us.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES
Our Audit Committee has the primary responsibility for the review, approval, and oversight of any “related party transaction,” which is any transaction, arrangement, or relationship (or series of similar transactions, arrangements, or relationships) in which we are, were, or will be a participant and the amount involved exceeds $120,000, and in which the related person has, had, or will have a direct or indirect material interest.
We have adopted a written related party transaction policy under which our management is required to submit any related person transaction not previously approved or ratified by our Audit Committee to our Audit Committee. In approving or rejecting the proposed transactions, our Audit Committee will take into account all of the relevant facts and circumstances available. Our Audit Committee will approve only those transactions that, as determined by our Audit Committee, are in, or are not inconsistent with, our best interests and the best interests of our stockholders.
CERTAIN RELATED-PERSON TRANSACTIONS
The following is a description of transactions since January 1, 2017, to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors, promoters, or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements discussed above.
Sale of Series 7 Preferred Stock
In February and March 2017, we issued and sold an aggregate of 540,874 shares of Series 7 preferred stock at a purchase price of $10.03 per share for an aggregate purchase price of $5,426,717.
The following table summarizes purchases of shares of Series 7 preferred stock in 2017 by our executive officers, directors, and then holders of more than 5% of our capital stock.

	Shares of Series 7 Preferred Stock
Purchaser	Number of Shares	Aggregate Gross Consideration
Arboretum Ventures IV, LP(1)	1,495,036	$15,000,000
Skyline Venture Partners V, L.P.(2)	398,676	4,000,000
Entities affiliated with Montreux Equity Partners(3)	199,338	2,000,000
OrbiMed Private Investments V, LP(4)	179,404	1,800,000
Redline Capital Management S.A.	106,636	1,100,000
Gregory K. Hinckley(5)	44,851	450,000
Keith C. Valentine(6)	9,966	100,000
Total	2,433,907	$24,450,000

(1)	Timothy B. Petersen, a member of our board of directors, is a Managing Director at Arboretum Ventures, Inc.

(2)	John G. Freund, M.D., a member of our board of directors, is a Managing Director at Skyline Venture Partners.

(3)	Includes (a) 27,409 shares of Series 7 preferred stock held by Montreux Equity Partners IV, L.P. and (b) 171,929 shares of Series 7 preferred stock held by Montreux IV Associates IV, L.L.C.

(4)	David P. Bonita, M.D., a member of our board of directors, is a Private Equity Partner at OrbiMed Advisors LLC.

(5)	Represents shares held by Gregory K. Hinckley and Mary C. Hinckley as Community Property with the Right of Survivorship. Mr. Hinckley is a member of our board of directors.

(6)	Mr. Valentine is a member of our board of directors.

Loans
In March 2013, we loaned Daniel P. Murray, our then current Chief Financial Officer, $200,000 in connection with the exercise of options to purchase 152,106 shares of our common stock, or the Murray Purchased Shares. The loan was evidenced by a full recourse promissory note, accrued interest on the outstanding principal amount at the rate of 1.09% per annum and was secured by a pledge of the Murray Purchased Shares and Mr. Murray’s personal assets. In November 2016, the loan amount was partially repaid in the amount of $116,000 (including principal of $113,000 and interest of $3,000). The remainder of the principal balance of this loan, together with all interest accrued, was fully paid in December 2017.
In February 2014, we loaned Jeffrey W. Dunn, $437,000 in connection with the exercise of options to purchase 174,110 shares of our common stock, or the 2014 Exercised Options, and Mr. Dunn’s personal assets. The loan was evidenced by a full recourse promissory note, accrued interest on the outstanding principal amount at the rate of 1.97% per annum and was secured by a pledge of the 2014 Exercised Options. In March 2017, we forgave $231,914 (including principal of $218,500 and interest of $13,414) of this loan. As of December 31, 2017, the outstanding balance of this loan was $231,914, including principal of $219,500, which was forgiven on January 1, 2018.
INDEMNIFICATION AGREEMENTS
Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also provide our Board with discretion to indemnify our officers and employees when determined appropriate by our Board.
We have and intend to enter into indemnification agreements with each of our directors and executive officers and certain other key employees. The indemnification agreements provide that we will indemnify each of our directors, executive officers, and such other key employees against any and all expenses incurred by that director, executive officer, or other key employee because of his or her status as one of our directors, executive officers, or other key employees, to the fullest extent permitted by Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer, or employee.
HOUSEHOLDING AND PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are SI-BONE, Inc. stockholders will be “householding” SI-BONE’s proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or SI-BONE, Inc. Direct your written request to SI-BONE, Inc, Attn: Michael A. Pisetsky, General Counsel, 471 El Camino Real, Suite 101, Santa Clara, California 95050. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors

/s/ Michael A. Pisetsky
Michael A. Pisetsky
Secretary and General Counsel

April 30, 2019
A copy of SI-BONE, Inc.’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2018 is available without charge upon written request to: Corporate Secretary, SI-BONE, Inc, 471 El Camino Real, Suite 101, Santa Clara, California 95050.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 12, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 12, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E79867-P23344

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SI-BONE, INC.

The Board of Directors recommends you vote FOR each of the nominees and FOR Proposal 2.

1. Election of Directors

Nominees:	For	Withheld
1a. Timothy E. Davis, Jr.	☐	☐
1b. Heyward R. Donigan	☐	☐
1c. Mark J. Foley	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

E79868-P23344

SI-BONE, INC.
Annual Meeting of Stockholders
June 13, 2019 10:00 a.m. Pacific Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Jeffrey W. Dunn and Laura A. Francis, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of SI-BONE, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of SI-BONE, Inc. to be held at the offices of Cooley LLP at 3175 Hanover St., Palo Alto, CA 94304, on Thursday, June 13, 2019, at 10:00 a.m., Pacific Time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side